Exhibit 10.1

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is made and entered into as of March 28, 2025 (the “Effective Date”), by and between LeeAnn Rohmann (the “Employee”) and Legacy Education Inc., a Nevada corporation (the “Company”), the Corporation and the Employee are collectively referred to herein as the “Parties.”

WITNESSETH

WHEREAS, the Corporation and Employee are Parties to that certain Employment Agreement dated as of July 1, 2023, (the “Employment Agreement”);

WHEREAS, the Parties desire to amend the Employment Agreement and raise the Employee’s salary as set forth herein

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the Parties agree as follows:

1.	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

Section 4.1 and 4.2 of the Employment Agreement are hereby amended and restated in their entirety as follows:

4.1 Base Salary. In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $415,000 during the Employment Period. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees, but no less often than once per month.

4.2 Annual Bonus. During each fiscal year of Executive’s employment with the Company, Executive will be entitled to receive a target potential payout equal to her Base Salary (the “Target Bonus”) and a maximum potential payout of up to 300% of her Base Salary (the “Maximum Bonus”). The Maximum Bonus will be based upon achievement of Company and individual performance targets established by the Compensation Committee of the Board (the “Compensation Committee”), in its sole and absolute discretion, for the fiscal year to which such Annual Bonus relates. The payment of any Annual Bonus described herein, if any, will be made at the same time annual bonuses are generally paid to other senior executives of the Company (generally the first regular payroll date following the Compensation Committee’s certification of achievement of applicable performance targets). If Executive is eligible to receive an Annual Bonus, such bonus will not be deemed to be fully “earned” unless Executive is (i) employed by the Company and in good standing on the last day of the fiscal year to which the Annual Bonus relates, and (ii) has not given notice of Executive’s intention to resign Executive’s employment as of, or prior to, the date the Company pays the applicable Annual Bonus. The Annual Bonus shall be paid to Executive no later than the fifteenth (15th) day of the third month of the year following the year for which the bonus is payable.

2.	Except as amended hereby, the terms and provisions of the Employment Agreement shall remain in full force and effect, and the Employment Agreement is in all respects ratified and confirmed. On and after the date of this agreement, each reference in the Employment Agreement to the “Agreement”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Employment Agreement as amended by this agreement.

3.	This agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single Amendment.

CORPORATION:

Legacy Education Inc.

/s/ Brandon Pope
By: Brandon Pope
Title: Chief Financial Officer

EMPLOYEE:

/s/ LeeAnn Rohmann
By: LeeAnn Rohmann
Title: Chief Executive Officer